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                                                                       Exhibit 3


FOR IMMEDIATE RELEASE:

                                 CONTACTS:
                                 Sard Verbinnen & Co.
                                 David Reno/Paul Caminiti
                                 (212) 687-8080


            SHOREWOOD BOARD REJECTS CHESAPEAKE'S OFFER AS INADEQUATE

      FILES COUNTERCLAIMS ALLEGING CHESAPEAKE IS "INTERESTED STOCKHOLDER"; COULD JEOPARDIZE ITS FINANCING IF MERGER NOT POSSIBLE FOR THREE YEARS
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         NEW YORK, DECEMBER 16, 1999 - Shorewood Packaging Corporation (NYSE:
SWD) announced today that its Board of Directors voted unanimously to recommend that stockholders reject the unsolicited $17.25 per share tender offer by Chesapeake Corporation (NYSE: CSK) and not tender any of their shares pursuant to the offer.

         In recommending that stockholders reject Chesapeake's offer, Shorewood's Board cited the following:


     o the Board's view that the Chesapeake offer is inadequate and does not reflect the inherent value of Shorewood as a leading value-added provider of high quality printing and paperboard packaging products for the music, computer software, cosmetics and toiletries, food, home video, tobacco, and general consumer markets in North America.

     o the written opinion of Bear, Stearns & Co. Inc., Shorewood's financial advisor, that Chesapeake's offer price is inadequate from a financial point of view to Shorewood's stockholders (other than Chesapeake and its affiliates).

     o the opportunistic timing of Chesapeake's offer, which seeks to exploit Shorewood's recent stock price in relation to historic trading patterns.

     o that Chesapeake's offer price represents a 15% to 20% discount to the one year target prices for Shorewood's stock (without taking into account any extraordinary transaction) which have been announced by several major Wall Street brokerage firms that cover Shorewood.

     o the significant uncertainties and contingencies associated with Chesapeake's offer, including the numerous conditions to Chesapeake's financing and the Board's belief that one or more of these conditions cannot be satisfied.


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     o    the significant uncertainties associated with the second-step merger proposed by Chesapeake, including uncertainty as to the permissibility of such merger within three years under Section 203 of the Delaware corporate law.

     o the Board's belief that Chesapeake's offer represents an attempt by Chesapeake to usurp for itself the future growth in revenues, net income and cash flow and stock price appreciation that are only beginning to result from Shorewood's recent capital expenditures and other initiatives aimed at making Shorewood the premier global supplier of value-added packaging.

     o the Board's view that based on, among other things, the preliminary discussions Shorewood has had with certain unsolicited third parties, Shorewood has a variety of strategic alternatives available to it to enhance stockholder value.

         Marc P. Shore, Chairman and Chief Executive Officer, stated, "Chesapeake's hostile offer is clearly inadequate. It represents a significant discount to our 52-week high, does not accurately reflect the Company's growth prospects and may not be capable of being completed. Shorewood is a strong and growing company with a proven track record and an exciting future. "

         Shore added, "The Board is fully committed to enhancing value for Shorewood stockholders and has authorized management and its advisors to explore the various strategic alternatives available to us. We look forward to completing that process."

         Shorewood also announced today that it is filing counterclaims in the lawsuits brought by Chesapeake in Delaware state and federal court. The counterclaims allege, among other things, that when Chesapeake agreed on November 26 to purchase 14.9% of Shorewood's outstanding shares from an institutional holder that held over 20% of the outstanding shares, the institutional holder agreed to vote the remaining shares in favor of Chesapeake's consent solicitation. The counterclaims also allege that other provisions of the purchase agreement amount to an arrangement and understanding between the institutional holder and Chesapeake with respect to the entire 20% block. The effect of this arrangement is to make Chesapeake an "interested stockholder" under Section 203 of the Delaware corporate law, thereby proscribing Chesapeake's ability to consummate a merger for three years without the two-thirds vote of the outstanding shares not owned by Chesapeake. The Chancery Court counterclaim seeks a declaratory judgment that Chesapeake is an "interested stockholder". The Federal counterclaim alleges that Chesapeake's tender offer materials do not disclose the full beneficial ownership and that Chesapeake has misstated and concealed the fact that its financing is subject to numerous conditions, many of which cannot be satisfied.


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         Additional information with respect to the Board's decision to recommend that stockholders reject Chesapeake's offer and the matters considered by the Board in reaching such decision is contained in Shorewood's Solicitation/Recommendation Statement on Schedule 14D-9, which is being filed today with the Securities and Exchange Commission and will be mailed to stockholders shortly.

         Shorewood Packaging Corporation is a leading value-added provider of high quality printing and paperboard packaging for the computer software, cosmetics and toiletries, food, home video, music, tobacco and general consumer markets in North America and China, with 16 plants in the United States, Canada and China.

                                      # # #

Certain statements included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically identified by their inclusion of phrases such as "Shorewood anticipates," "Shorewood believes"' and other phrases of similar meaning. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Shorewood to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: general economic and business conditions; competition; political changes in international markets; raw material and other operating costs; costs of capital equipment; changes in foreign currency exchange rates; changes in business strategy or expansion plans; the results of continuing environmental compliance testing and monitoring; quality of management; availability, terms and development of capital; fluctuating interest rates and other factors referenced in this release and in Shorewood's annual report on Form 10-K and quarterly reports on Form 10-Q.

THIS PRESS RELEASE DOES NOT CONSTITUTE A SOLICITATION TO REVOKE CONSENTS IN CONNECTION WITH THE CONSENT SOLICITATION OF CHESAPEAKE CORPORATION. ANY SUCH SOLICITATION WILL BE MADE ONLY BY MEANS OF SEPARATE CONSENT SOLICITATION MATERIALS COMPLYING THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

                  CERTAIN INFORMATION CONCERNING PARTICIPANTS

         Shorewood Packaging Corporation ("Shorewood") and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to the consent solicitation being conducted by Chesapeake Corporation ("Chesapeake"). The participants in this solicitation may include: (i) the directors of Shorewood (Marc P. Shore (Chairman of the Board and Chief Executive Officer), Howard M. Liebman (President and Chief Financial Officer), Leonard Verebay (Executive Vice President), Andrew N. Shore (Vice President and General Counsel), Kevin J. Bannon, Sharon R. Fairley, Virginia A. Kamsky, R. Timothy O'Donnell and William P. Weidner; and (ii) William H. Hogan (Senior Vice President, Finance and Corporate Controller). As of the date of this communication, the number of shares of common stock, par value $0.01 per share ("Common Stock"), beneficially owned by the Shorewood participants (including shares subject to stock options exercisable within 60 days) is as follows: Marc P. Shore (4,750,485), Howard M. Liebman (233,269), Leonard J. Verebay (500,180), Andrew N. Shore (169,052), Kevin J. Bannon (33,000), Virginia
A. Kamsky (4,500), R. Timothy O'Donnell (326,118); William P. Weidner (57,000); and William H. Hogan (30,500 shares).

         Shorewood has retained Bear, Stearns & Co. Inc. ("Bear Stearns") and Jefferson Capital Group, Ltd. ("Jefferson Capital") to act as its co-financial advisors in connection with the tender offer (the "Offer") by


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Chesapeake and its wholly owned subsidiary, Sheffield, Inc., to purchase shares of Common Stock for $17.25 per share net to the seller in cash, for which Bear Stearns and Jefferson Capital may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Shorewood has agreed to indemnify Bear Stearns, Jefferson Capital and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Neither Bear Stearns nor Jefferson Capital admit that they or any of their partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation of consent revocations, or that Schedule 14A requires the disclosure of certain information concerning Bear Stearns and Jefferson Capital, respectively.

         In connection with Bear Sterns' role as co-financial advisor to Shorewood, Bear Stearns and the following investment banking employees of Bear Stearns may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consent revocations therefrom: Terence Cryan (Senior Managing Director), Charles Edelman (Senior Managing Director), Mark A. Van Lith (Managing Director) and Karen Duffy (Vice President). Bear Stearns engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business Bear Stearns may trade securities of Shorewood for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities. Bear Stearns has informed Shorewood that, as of the date hereof, Bear Stearns held no shares of Common Stock for its own account. Bear Stearns and certain of its affiliates may have voting and dispositive power with respect to certain shares of Common Stock held in asset management, brokerage and other accounts. Bear Stearns and such affiliates disclaim beneficial ownership of such shares of Common Stock.

         In connection with Jefferson Capital's role as co-financial advisor to Shorewood, Jefferson Capital and the following investment banking employees of Jefferson Capital may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood and may solicit consent revocations therefrom: R. Timothy O'Donnell (President) and Louis W. Moelchert (Vice President). R. Timothy O'Donnell is the beneficial owner of 276,118 shares of Common Stock. Louis W. Moelchert is the beneficial owner of 1,500 shares of Common Stock. Jefferson Capital has informed Shorewood that, as of the date hereof, it held 22,231 shares of Common Stock in its investment account.


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